Exhibit 10.21

AUTHORIZATION INSTRUMENT No. 522/2012/SPV/SPB-ANATEL

INSTRUMENT OF GRANT OF AUTHORIZATION FOR USE OF RADIO FREQUENCIES BLOCKS ASSOCIATED TO FIXED SWITCHED TELEPHONE SERVICE FOR USE BY THE PUBLIC IN GENERAL – STFC AND TO THE MULTIMEDIA COMMUNICATION SERVICE – SCM ENTERED INTO BY AND BETWEEN THE TELECOMMUNICATIONS NATIONAL AGENCY – ANATEL AND OI S.A.

By this private instrument, on the one part the TELECOMMUNICATIONS NATIONAL AGENCY – ANATEL, hereinafter referred to as ANATEL, an entity member of the FEDERAL GOVERNMENT, pursuant to Federal Law No. 9.472, of July 16, 1997, General Law of Telecommunications – LGT, registered with the National Corporate Taxpayers’ Register of the Ministry of Finance (CGC/MF) No. 02.030.715/0001-12, herein represented by the Chairman of its Board of Directors, JOÃO BATISTA DE REZENDE, and on the other part OI S.A., enrolled with the National Corporate Taxpayers’ Register (CNPJ) under No. 76.535.764/0001-43, herein represented by its President, FRANCISCO VALIM TOSTA FILHO, Brazilian, married, business administrator, holder of identity card No. 10068552-72 and enrolled with the Individual Taxpayers’ Register of the Ministry of Finance (CPF/MF) under No. 355.827.150-53 and its Officer, JOÃO DE DEUS PINHEIRO DE MACÊDO, Brazilian, married, engineer, holder of identity card No. 00560064-20 and enrolled with the CPF/MF under No. 060.055.275-68, hereinafter referred to as AUTHORIZED PARTY, hereby enter into this INSTRUMENT OF GRANT OF AUTHORIZATION FOR USE OF RADIO FREQUENCIES BLOCKS, hereinafter referred to as Instrument, as approved by its Board of Directors by Act No. 5.956, of October 11, 2012, published in the Federal Official Gazette (D.O.U.) on October 16, 2012, which shall be governed by the rules and sections below:

Chapter I

Subject Matter, Area and Term of the Authorization

Section 1.1 – The subject matter of this Instrument is the grant of Authorization for Use of Radio Frequencies Blocks, on a non-exclusive and primary basis, in the Radio Frequency Sub-bands 451 MHz to 458 MHz / 461 MHz a 468 MHz, associated to the Authorizations to exploit the Fixed Switched Telephone Service for use by the public in general – STFC and the Multimedia Communication Service – SCM, according to the Table below:

Table 1

Allotment	Provision Areas	Associated Radio Frequency Sub-bands	Service	Grant Instrument
5	States of Goiás (GO), Mato Grosso (MT), Mato Grosso do Sul (MS), Rio Grande do Sul (RS) and the Federal District (DF)	451 MHz – 458 MHz / 461 MHz – 468 MHz	SCM	Act No. 47.738 of November 5, 2004, and Authorization Instrument PVST/SPV No. 112/2004 ANATEL, of December 3, /2004
5	States of Goiás (GO), Mato Grosso (MT), Mato Grosso do Sul (MS), Rio Grande do Sul (RS) and the Federal District (DF)	451 MHz – 458 MHz / 461 MHz – 468 MHz	STFC	Acts No. 54.779, of December 14, 2005, and No. 41.780, of January 16, 2004, Concession Agreement PBOA/SPB No. 109/2011-Anatel, of June 30, 2011, and Authorization Instrument No. 305/2004/SPB-Anatel, of January 20, 2004

Section 1.1.1 – The Grant of Authorization for Use of Radio Frequencies Blocks is a linked administrative act, associated with the granting, permission or authorization for the provision of telecommunication service, attributing to the interested party, for a definite term, the right to use the radio frequencies, under the legal and regulatory conditions.

Chapter II

Term of Effectiveness

Section 2.1 – This Authorization for Use of Radio Frequencies Blocks is issued for the term of fifteen (15) years, as from the date of publication of the excerpt hereof in the D.O.U. (Federal Official Gazette), for consideration, associated with the Concession and with the Authorization to exploit the Fixed Switched Telephone Service for use by the public in general – STFC and the Multimedia Communication Service – SCM, issued by Acts No. 54.779, of December 14, 2005, published in the D.O.U. on December 15, 2005, No. 41.780, of January 16, 2004, published in the D.O.U. on January 19, 2004 and No. 47.738, of November 5, 2004, published in the D.O.U. of November 12, 2004, by Concession Agreement PBOA/SPB No. 109/2011-Anatel, of June 30, 2011, published in the D.O.U. on July 4, 2011, Authorization Instrument No. 305/2004/SPB-Anatel, of January 20, 2004, published in the D.O.U. on January 22, 2004 and Authorization Instrument PVST / SPV No. 112/2004 – Anatel, of December 3, 2004, published in the D.O.U. on April 13, 2005, renewable, only once, for an equal period and for consideration, with its term of effectiveness conditional upon the maintenance of the requirements set forth in this Instrument.

Paragraph 1 – The use of the radio frequency shall be primary and restricted to the respective Provision Area.

Paragraph 2 – The right to use the radio frequencies is conditional upon the effective and proper use thereof.

Paragraph 3 – Sharing of the radio frequencies, when not implying harmful interference nor imposing limitation to the provision of the Fixed Switched Telephone Service for use by the public in general – STFC and of the Multimedia Communication Service – SCM may be authorized by ANATEL.

Chapter III

Price of the Grant of Authorization for Use of Radio Frequencies Blocks

Section 3.1 – The amount of the grant of authorization for use of the radio frequency in Sub-band 451 MHz – 458 MHz / 461 MHz – 468 MHz, which is the subject matter of this instrument, is included in the price offered for Allotment 5 of Bid Notice No. 004/2012/PVCP/SPV-ANATEL, according to Act No. 5.956, of October 11, 2012, published in the Federal Official Gazette – D.O.U. of October 16, 2012, to be paid as follows:

a) The total amount or at least ten percent (10%) of such amount shall be paid on the execution date of the Authorization Instrument, and the amount to be paid shall be adjusted by IGP-DI (General Price Index – Domestic Supply by Getúlio Vargas Foundation) variation, from the delivery date of the Identification Documentation and Tax Good Standing, Price Proposals and Qualification Documentation up to the date of actual payment, in case the payment is made after twelve (12) months, from the delivery date of the Identification Documentation and Tax Good Standing, Price Proposals and Qualification Documentation;

b) The remaining amounts, totaling at most ninety percent (90%), shall be paid in six equal and annual installments, due, respectively, within up to thirty-six (36), forty-eight (48), sixty (60), seventy-two (72), eighty-four (84) and ninety-six (96) months counted from the date of publishing in D.O.U. of the excerpt of the Authorization Instrument, and the amount shall be adjusted by IGP-DI variation, from the delivery date of the Identification Documentation and Tax Good Standing, Price Proposals and Qualification Documentation up to the date of actual payment.

b.1) In case the payment is made after twelve (12) months, from the delivery date of the Identification Documentation and Tax Good Standing, Price Proposals and Qualification Documentation, the amounts provided for in item “b” shall include, in addition to IGP-DI variation, simple interest of one percent (1%) per month, on the adjusted amount, from the date of publishing in Federal Official Gazette – D.O.U. of the excerpt of the Authorization Instrument.

Section 3.2 – The AUTHORIZED PARTY, in order to extend the right to use the radio frequencies associated with the Authorizations to provide the STFC and the SCM, shall pay, every two years, during the extension period, a lien corresponding to two percent (2%) of its revenue from the year prior to the STFC and the SCM payment year, net of taxes and social contributions, and, in the 15th year, the AUTHORIZED PARTY shall pay 1% of its prior year revenue.

Paragraph 1 – In the calculation of said amount in the main provision of this Section, the net revenue resulting from the application of the Service Plans, Basic and Alternative, as well as the revenues resulting from the amounts by the remuneration of the use of its networks, regardless of the radio frequency to be extended.

Paragraph 2 – The percentage referred to in the main provision of this Section shall always be calculated relatively to the net revenue of the tax and social contribution deductions, calculated between January and December of the prior year and obtained from the financial statements prepared as accounting main principles approved by the AUTHORIZED PARTY’s Management and audited by independent auditors, and the payment shall be due on April 30 (thirty) of the year following the lien calculation year.

Paragraph 3 – The first lien installment shall be due on April 30 (thirty), 2029, calculated considering the net revenue calculated from January 1 to December 31, 2028, and the following installments shall be due every twenty-four months, according to the calculation basis of the prior year revenue.

Paragraph 4 – Delay in payment of the charge provided for in this Section shall imply charge of a default fine of zero point thirty-three percent (0.33%) per day capped at twenty percent (20%), without prejudice to monetary variation and interest as provided for in Section 3.1, paragraph “b”, until the actual date of payment, to be applied on the amount of the debt considering all of payment delay days.

Paragraph 5 – Failure to pay the amount stipulated in this section may imply the forfeiture of the Authorization for Use of Radio Frequencies Blocks, regardless of the application of other penalties provided for in ANATEL Regulations.

Paragraph 6 – The percentage referred to in the main provision shall be applied in the interval of extension of the rights to use the radio frequencies, regardless of the Radio Frequencies referred to by the extension.

Paragraph 7 – In any of the situations leading to the termination of the Authorization, the amount of the installments paid for this award and the amount of the guarantee of enforcement of the Scope Commitments shall not be refunded.

Paragraph 8 – The installments to be due under this award shall be deemed payable in proportion to the period during which the radio frequency is available to the provider, and ANATEL may begin a new bidding procedure that is subject matter of this authorization.

Paragraph 9 – In addition to the guarantee of enforcement of the Scope Commitments, in the event of noncompliance with the Scope Commitments, the AUTHORIZED PARTY shall be subject to a Proceeding for Investigation of Noncompliance with Obligations – PADO that will lead ANATEL to decide on the sanction applicable to the detected situation.

Section 3.3 – The requirement for the extension of the right to use the radio frequencies shall be sent to ANATEL under Article 167, paragraphs 1 and 2, of LGT.

Section 3.4 – ANATEL is hereby authorized to file a new proceeding for granting authorization to use the radio frequencies subject matter hereof, if the extension requirement is not timely prepared.

Chapter IV

ANATEL’s Privileges

Section 4.1 – Without prejudice to other regulatory provisions, ANATEL shall:

I – enforce the applicable rules and regulations and those that, during all the effectiveness of this Instrument, may be issued;

II – prevent behaviors harmful to free competition;

III – preclude the economic concentration, including imposing restrictions, limitations and conditions to this Instrument;

IV – manage the spectrum of radio frequencies, applying legal and regulatory penalties;

V – terminate this Instrument in the cases set forth herein and in the applicable laws.

Section 4.2 – ANATEL may determine that the AUTHORIZED PARTY causes to promptly cease the broadcast of any telecommunication station causing harmful interference to the telecommunication services regularly provided, until the interference is ceased.

Chapter V

General Conditions of the Grant of Authorization for Use of Radio Frequencies Blocks

Section 5.1 – The Grant of Authorization for Use of Radio Frequencies Blocks may only be associated to the authorizations to exploit the STFC and the SCM.

Section 5.2 – The AUTHORIZED PARTY undertakes to strictly abide by the regulations governing the Authorization for Use of Radio Frequencies Blocks hereby granted, subject to the new rules and to any amendments thereto that may be edited.

Section 5.3 – The AUTHORIZED PARTY shall not have vested right to maintain the conditions existing on the date of signature of this Instrument, and shall observe the new conditions that may be imposed by law or by the regulation to be edited by ANATEL.

Section 5.4 – The AUTHORIZED PARTY shall ensure that the installation of the telecommunication station, as well as its extension, is in compliance with the regulatory provisions, especially the limitations related to the distance of airports, airdromes, radio direction finder stations and indigenous areas.

Section 5.5 – The installation, operation and deactivation of telecommunication station shall comply with the provisions in the regulations.

Section 5.6 – The AUTHORIZED PARTY shall use the respective blocks on its own account and risk, and it shall be solely liable for any losses resulting from such use.

Section 5.7 – The AUTHORIZED PARTY is solely liable for any damage that it may cause to its users or to third parties as a result of the use of the respective blocks, with no liability to ANATEL.

Section 5.8 – The equipment composing the telecommunication stations of the systems shall have the certificate issued or approved by ANATEL, according to the applicable law.

Section 5.9 – The AUTHORIZED PARTY shall comply with the following provisions set forth in EXHIBIT II-D of Bid Notice No. 004/2012/PVCP/SPV-ANATEL:

Section 5.9.1 – The AUTHORIZED PARTY operating in the Radio Frequency Sub-bands 451 MHz – 458 MHz and 461 MHz – 468 MHz shall coordinate, incurring the related costs, the systems of the Private Limited Service – SLP for use within the scope of the airports that operate in the Radio Frequency Sub-bands 451.5875 MHz – 454 MHz and 456.5875 MHz – 459 MHz, according to the provisions of article 15, of the Regulation on Canalization and Conditions of Use of Radio Frequencies in the Band 450 MHz – 470 MHz, approved by Resolution No. 558, of December 20, 2010.

Section 5.9.2 – The coordination shall also consider interferences in relation to systems operated in countries bordering Brazil.

Section 5.9.3 – The industrial exploitation of the means may be made for provision of the services for which the sub-bands are designed, provided the same network infrastructure that is primarily operating is used.

Section 5.9.3.1 – The industrial exploitation of the means set forth in the preceding item may only occur for provision of the same services for which the involved providers are grantees.

Chapter VI

Availability of Authorization for Use of Radio Frequencies Blocks

Section 6.1 – The right to use the radio frequencies blocks referred to in this Chapter suppress ANATEL’s privilege to change its intention or to order the change of capacity or other technical features.

Section 6.2 - Unreasonable non-use of the radio frequencies blocks shall subject the AUTHORIZED PARTY to the applicable penalties, according to the regulations.

Chapter VII

Transfer of the Authorization for Use of Radio Frequencies Blocks

Section 7.1 – The authorization for use of radio frequencies blocks without the corresponding transfer of the authorization to provide the service connected therewith is non-transferable.

Section 7.2 – The authorization for use of radio frequencies blocks shall terminate upon its final term or in case of its irregular transfer, as well as upon forfeiture, laches, waiver or annulment of the authorization to provide telecommunication service using it.

Chapter VIII

No Obligation to Continue and Waiver Right

Section 8.1 – This Instrument does not impose to the AUTHORIZED PARTY the obligation to continue the use of the respective blocks, entitling it to the waiver right pursuant to the provisions of article 142, Law No. 9.472, of 1997, subject to the provisions of this Instrument.

Paragraph 1 – The waiver right does not suppress the AUTHORIZED PARTY’s obligation to guarantee to the users, as provided for in this Instrument and in the regulations, prior knowledge regarding the interruption of the use of the authorized radio frequencies blocks.

Paragraph 2 – The waiver right also does not suppress the AUTHORIZED PARTY’s duty to comply with the commitments of interest to the collectivity assumed by it upon signature of this Instrument.

Chapter IX

Inspection

Section 9.1 – The AUTHORIZED PARTY shall allow to ANATEL’s agents, at any time, free access to the equipment and facilities and shall provide them with all documents and information required to the performance of the inspection activities.

Sole Paragraph – The AUTHORIZED PARTY may designate a representative to accompany the inspection agents in their visits, inspections and activities.

Section 9.2 – The AUTHORIZED PARTY hereby undertakes to pay the inspection fees pursuant to the provisions of the law, especially the Installation and Operation Inspection Fees.

Sole Paragraph – The inspection fees shall be paid according to the table in Exhibit I of Law No. 5.070, dated July 7, 1966, as amended.

Chapter X

Scope Commitments and Commitments to Acquire Domestic Technology Product

Section 10.1 – The AUTHORIZED PARTY shall observe the Scope Commitments defined in EXHIBIT I, II-A, II-B and II-C of this Instrument, observing the radio frequency sub-bands authorized pursuant to Table 1.

Section 10.2 – In each year relating to compliance with the scope commitments, the AUTHORIZED PARTY shall send to Anatel, on the first (1st) business day of October, correspondence informing which municipalities are already served and which will be served by the end of the year, for purposes of commencement of verification by the Agency of compliance with the Scope Commitments.

Section 10.3 – At the end of each period of compliance with the Scope Commitments, the provider shall send correspondence informing a summary of all municipalities covered, those the service of which has been advanced and those that have not been served. In this last case, if there is a reason for noncompliance, such data shall be sent to Anatel for analysis.

Section 10.4 – Anatel may, at any time, request to the AUTHORIZED PARTY a list with the estimated service, which shall contain the municipalities to be served and the respective terms of service.

Section 10.5 – The AUTHORIZED PARTY shall comply with the following minimum targets of commitment to purchase goods, products, equipment and telecommunication and data network systems with domestic technology, according to the specific regulation on the form of verification, monitoring, accreditation and definitions with respect to the technology developed in the country, among other provisions, to be enacted by Anatel, and laws, especially the Basic Productive Process – PPB, regulated by Laws No. 8.248, of October 23, 1991, and No. 8.387, of December 30, 1991, and Administrative Ordinance No. 950 of the Ministry of Science and Technology, of December 12, 2006, as amended, during effectiveness of the Authorization for Use of Radio Frequency that is the subject matter of this instrument:

a) Between 2012 and December 2014: 60% of the investments in purchased assets or products, 50% of which in accordance with the PPB and 10% in investments in goods or products with technology developed in Brazil;

b) Between 2015 and December 2016: 65% of the investments in purchased assets or products, of which 50% of which in accordance with the PPB and 15% in investments in goods or products with technology developed in Brazil;

c) Between 2017 and December 2022: 70% of the investments in purchased assets or products, of which 50% in accordance with the PPB and 20% in investments in goods or products with technology developed in Brazil.

Paragraph 1 – For purposes of this Authorization Instrument, the targets of commitment to purchase domestic technology products apply to the total amount invested during the assessment period in the purchase of goods, products, equipment and telecommunications and data network systems specifically designed for exploitation of the subject matter of this Bid Notice, from among those listed in EXHIBIT I, of Decree No. 5.906, of September 26, 2006, as amended.

Paragraph 2 – Until enactment of the specific regulation mentioned in section 10.5, the AUTHORIZED PARTY shall present certificates proving compliance with the provisions of said section.

Paragraph 3 – In case there is no duly proven availability of goods, products, equipment and telecommunications and data network systems with domestic technology in the necessary amount to reach the targets set forth in section 10.5 and paragraphs, they shall be temporarily adjusted to the domestic offer capacity.

Section 10.6 – The redemption mentioned in the preceding section shall only occur when the assumed commitments are complied with in the form and within the term set forth in this instrument.

Section 10.7 – Each guarantee of performance of the Commitments may be redeemed at any time, pursuant to the provisions of EXHIBIT III – METHODOLOGY FOR REDEMPTION OF THE GUARANTEES OF EXECUTION OF THE SCOPE COMMITMENTS of Bid Notice No. 004/2012/PVCP/SPV-ANATEL, upon proof of compliance with the commitments and delivery of a new guarantee corresponding to the amount of the remaining commitments.

Section 10.8 – Noncompliance, wholly or in part, with the commitments assumed in relation to the Scope Commitments may imply caducity of this authorization, in addition to foreclosure on the guarantees of execution of the Scope Commitments presented, proportionally to the commitments assumed and not complied with in relation to the number of municipalities resulting from the Scope Commitments set forth in this instrument.

Section 10.9 – The AUTHORIZED PARTY shall revalidate the guarantee(s) of execution of the Scope Commitments until twelve (12) months before the end of the respective term of validity, extending the validity thereof for minimum periods of twenty-four (24) months, and the term of validity must involve the period of analysis of compliance with the commitments until completion thereof and issue of a certificate by ANATEL.

Section 10.10 – Late revalidation of the guarantee(s) of execution of the Scope Commitments may imply caducity of this authorization.

Section 10.11 – In the event of expiry of the Authorization, ANATEL may transfer the amount of the guarantee of execution of the Scope Commitments for completion of the compliance with the commitments that have been assumed and not performed by the expiry date, within the established terms.

Chapter XI

Sanctions

Section 11.1 – Breach of the conditions or commitments undertaken hereby, associated to the Authorization for Use of Radio Frequencies Blocks, shall make the AUTHORIZED PARTY subject to penalties set forth in specific regulations, without prejudice to the civil and criminal penalties.

Chapter XII

Termination

Section 12.1 – This Instrument shall be terminated in its final term or in the event of its improper transfer, as well as upon forfeiture, laches, waiver or annulment of the authorization for telecommunication services used by it.

Sole Paragraph - The authorization for use of radio frequencies shall not be transferred without the corresponding transfer of the award, license or authorization to provide the services related thereto.

Chapter XIII

Legal Regime and Applicable Documents

Section 13.1 – This Instrument is governed, without prejudice to other rules included in the Brazilian legislation, particularly by the LGT, as well as by other regulations issued by ANATEL.

Chapter XIV

Jurisdiction

Section 14.1 – The parties hereby elect the Courts of the Judiciary Section of the Federal Courts of Brasília, Federal District, as the courts of jurisdiction to solve any questions arising from this Authorization Instrument.

Chapter XV

Miscellaneous

Section 15.1 – This Authorization Instrument shall become effective as from publication of its excerpt in the Federal Official Gazette.

Section 15.2 – Upon retaining of services and acquisition of equipment and material connected with the service subject matter of this Instrument, the AUTHORIZED PARTY undertakes to consider the offer from independent suppliers, including domestic ones, and base their decision, with respect to several offers submitted, on the compliance of objective criteria of price, delivery conditions and technical specifications set forth in the relevant regulation.

Section 15.2.1 – In the events the offers are equivalent, the authorized party undertakes to use as a tie breaker criterion the preference for services offered by companies located in Brazil, equipment, software and materials produced in Brazil and, among the latter, for those using national technology. The equivalence referred to in this item shall be assessed whenever coupled with the following:

a) the national price is lower than or equal to the imported price, brought to the national territory, including taxes levied thereon;

b) the delivery term is compatible with the service needs; and

c) technical specifications set forth in the relevant regulation are complied with and have certificate issued by or accepted by ANATEL, when applicable.

Section 15.2.2 – The meaning of services is those concerning research and development, planning, project, implementation and physical installation, operation, maintenance, as well as acquisition of software, supervision and telecommunication system evaluation tests.

In witness whereof, since they are aware of the provisions and conditions of this Authorization Instrument, the parties sign it in two (2) counterparts of same contents and form, in the presence of the witnesses, who also sign it, for it to produce its lawful and legal effects.

Brasília, October 16, 2012.

By Anatel:

/S/ JOÃO BATISTA DE REZENDE
João Batista de Rezende
Chairman of the Board of Directors

By the AUTHORIZED PARTY:

/S/ FRANCISCO VALIM TOSTA FILHO	/S/ JOÃO DE DEUS PINHEIRO DE MACÊDO
Francisco Valim Tosta Filho	João de Deus Pinheiro de Macêdo
President	Officer

WITNESSES:

/S/ BRUNO DE CARVALHO RAMOS	/S/ FILIPE SIMAS DE ANDRADE
Bruno de Carvalho Ramos	Filipe Simas de Andrade

SICAP: 201290171535